Exhibit 99.1

NEWS RELEASE

ICF International Reports First Quarter 2012 Results

Total Revenue Increased 17 Percent

Operating Income Up 21 Percent

Net Income Increased 16 Percent; Diluted Earnings Per Share of $0.45

FAIRFAX, Va. (May 2, 2012) - ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the first quarter ended March 31, 2012.

First Quarter 2012 Results and Highlights

For the first quarter, total revenue reached $227.6 million, a 16.9 percent increase over the $194.7 million reported for the 2011 first quarter. Organic revenue1 growth was 7 percent. Net income was $8.9 million and $0.45 per diluted share, which amounted to increases of 15.7 percent and 15.4 percent, respectively, over 2011 first quarter net income of $7.7 million and diluted earnings per share of $0.39. Operating income increased 21 percent to $16.2 million from the $13.4 million reported in last year’s first quarter, and operating income margin was 7.1 percent compared to 6.9 percent. First quarter 2012 results included a full-quarter contribution from Ironworks Consulting, L.L.C., which ICF acquired on December 31, 2011, and a one-month contribution from GHK Holdings Limited, which was acquired on February 29, 2012.

“ICF achieved solid growth across our two largest markets2, which accounted for more than 87 percent of total first quarter revenue,” said ICF Chairman and Chief Executive Officer Sudhakar Kesavan. “Energy, Environment, and Infrastructure revenue increased 25.4 percent, and Health, Social Programs, and Consumer/Financial revenue grew 19.4 percent year-on-year, both benefiting from a combination of organic and acquisition growth. Revenue growth was led by our U.S. commercial business, which increased 51.2 percent. In addition, U.S. Federal Government work grew 6.2 percent and U.S. state and local work was up 23.1 percent.”

“We posted a 16.1 percent increase in EBITDA and 21 percent growth in operating income, reflective of our ability to effectively manage indirect expenses during the initial integration phases of two important acquisitions. The acquisition of Ironworks has expanded the range of implementation services we offer to commercial and government clients in our key markets, particularly in the area of digital interactive services. GHK adds important scale to our non-U.S. business and a platform through which to replicate our successful U.S. track record in Europe and Asia,” Mr. Kesavan noted.

[1]	Organic revenue excludes revenue from acquisitions closed during the previous four quarters.
[2]

The Company re-named select end market categories effective in the 2012 first quarter to more accurately reflect recent acquisitions and growth that allow us to reach new customers with a broad array of services in these markets.

Backlog and New Business Awards

Backlog was $1.7 billion at the end of the 2012 first quarter. Funded backlog was $742 million, or 44 percent of the total.

The total value of contracts awarded in the first quarter of 2012 was $233 million.

Key contracts won in the first quarter included:

•

Energy Efficiency: A contract extension and expansion valued at $31 million with a major U.S. utility. Under this contract, ICF is providing a suite of programs to increase energy efficiency in the residential consumer market.

•

Energy Efficiency: A contract extension valued at $11.5 million with the Southern Maryland Electric Cooperative to continue promoting energy efficiency programs for residential and commercial customers.

•	Energy Efficiency: A $6 million contract with another U.S. utility for a full range of marketing and technical services supporting energy efficiency programs in the residential space.

•

ENERGY STAR®: A contract with the U.S. Environmental Protection Agency, valued at $24 million, to deliver training, technical assistance, and outreach in support of the ENERGY STAR program for commercial, institutional, and industrial partners throughout the United States.

•

Public Health: A contract with the U.S. Department of Health and Human Services, Centers for Disease Control and Prevention, valued at up to $15.8 million, for survey research, design, and implementation to measure and report health risk behaviors and policies.

•

Transportation and Environment: A contract with the U.S. Environmental Protection Agency, valued at up to $15 million to provide analytical and modeling support for the development and evaluation of mobile source greenhouse gas (GHG) regulations and emission control technologies.

•

Commercial Sector: In addition to the energy efficiency wins already noted, ICF was awarded more than 300 additional commercial projects in the areas of energy efficiency, interactive data applications, infrastructure, environmental management, regulatory assessment for utilities, and transportation planning.

Summary and Outlook

“Over the last several quarters, ICF has reported double-digit increases in revenues and earnings, driven by the significant growth of our U.S. commercial, state, and local businesses, which has more than offset slower revenue growth from some of our U.S. Federal Government clients,” Mr. Kesavan said. “This trend should continue in the 2012 second quarter when revenues are expected to range from $247 million to $253 million, representing year-on-year growth of 17.2 percent at the midpoint. Second quarter 2012 earnings per diluted share are expected to range from $0.52 to $0.56, a growth rate of 20 percent at the midpoint, based on approximately 20.1 million weighted average number of shares outstanding and an effective tax rate of 40 percent.”

“We reaffirm our guidance for full year 2012. Revenues are expected to range from $1.0 billion to $1.04 billion, EBITDA margin to range from 9.5 percent to 10.5 percent, and earnings per diluted share of $2.05 to $2.15, based on approximately 20.2 million weighted average number of shares outstanding and an effective tax rate of 40 percent. ICF continues to generate significant cash flow from operations, which amounted to $11.0 million in the first quarter and is projected to be, on an annual basis for 2012, greater than the $60 million for the full year of 2011,” Mr. Kesavan noted.

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy, environment, and infrastructure; health, social programs, and consumer/financial; and public safety and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program lifecycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 4,500 employees serve these clients from more than 50 offices worldwide. ICF’s website is http://www.icfi.com.

Caution Concerning Forward-Looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

SOURCE: ICF International

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen, MBS Value Partners, 1.212.750.5800

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended March 31,
	2012	2011
	(Unaudited)

Gross Revenue	$227,641	$194,742
Direct Costs	140,188	118,221
Operating costs and expenses:
Indirect and selling expenses	65,871	57,926
Depreciation and amortization	1,815	2,761
Amortization of intangible assets	3,531	2,415

Total operating costs and expenses	71,217	63,102

Operating Income	16,236	13,419
Interest expense	(1,307)	(629)
Other income (expense)	(33)	87

Income before income taxes	14,896	12,877
Provision for income taxes	5,959	5,151

Net income	$8,937	$7,726

Earnings per Share:
Basic	$0.45	$0.39

Diluted	$0.45	$0.39

Weighted-average Shares:
Basic	19,769	19,580

Diluted	20,082	19,780

Other comprehensive income:
Foreign currency translation adjustments	(389)	156

Comprehensive income	$8,548	$7,882

Reconciliation of EBITDA
Operating Income	$16,236	$13,419
Depreciation and amortization	5,346	5,176

EBITDA	21,582	18,595
Acquisition-related expenses*	625	—

Adjusted EBITDA	$22,207	$18,595

*	Acquisition-related expenses include expenses related to closed acquisitions.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)

	March 31, 2012	December 31, 2011
	(Unaudited)

Current Assets:
Cash	$5,713	$4,097
Contract receivables, net	223,251	209,426
Prepaid expenses and other	6,009	7,948
Income tax receivable	484	1,155
Deferred income taxes	5,206	7,963

Total current assets	240,663	230,589

Total property and equipment, net	29,301	21,067
Other assets:
Goodwill	406,799	401,134
Other intangible assets, net	32,476	33,740
Restricted cash	1,215	1,208
Other assets	8,895	6,877

Total Assets	$719,349	$694,615

Current Liabilities:
Accounts payable	$40,628	$38,685
Accrued salaries and benefits	41,301	46,215
Accrued expenses	28,898	29,252
Deferred revenue	24,241	20,180

Total current liabilities	135,068	134,332

Long-term liabilities:
Long-term debt	152,146	145,000
Deferred rent	7,706	7,223
Deferred income taxes	10,115	9,247
Other	11,247	5,785

Total Liabilities	316,282	301,587
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 19,979,970 and 19,887,459 shares issued; and 19,852,895 and 19,792,499 shares outstanding as of March 31, 2012, and December 31, 2011, respectively	20	20
Additional paid-in capital	229,885	227,577
Retained earnings	177,439	168,502
Treasury stock	(3,083)	(2,266)
Accumulated other comprehensive loss	(1,194)	(805)

Total Stockholders’ Equity	403,067	393,028

Total Liabilities and Stockholders’ Equity	$719,349	$694,615

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Three months ended March 31,
	2012	2011
	(Unaudited)

Cash flows from operating activities
Net income	$8,937	$7,726
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	3,674	(16)
(Gain) loss on disposal of fixed assets	67	(66)
Non-cash equity compensation	1,772	1,195
Depreciation and amortization	5,346	5,176
Deferred rent	525	842
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables	(4,391)	(2,138)
Prepaid expenses and other assets	1,678	(972)
Accounts payable	(798)	(5,629)
Accrued salaries and benefits	(5,313)	3,819
Accrued expenses	(5,712)	(3,059)
Deferred revenue	(655)	896
Income tax payable	419	4,236
Restricted cash	(7)	1,303
Other liabilities	5,461	513

Net cash provided by operating activities	11,003	13,826

Cash flows from investing activities
Capital expenditures	(5,626)	(1,696)
Capitalized software development costs	—	(28)
Payments for business acquisitions, net of cash received	(8,556)	(4,547)

Net cash used in investing activities	(14,182)	(6,271)

Cash flows from financing activities
Advances from working capital facilities	35,231	32,294
Payments on working capital facilities	(28,085)	(37,294)
Debt issue costs	(1,681)	—
Proceeds from exercise of options	23	85
Tax benefits of stock option exercises and award vesting	486	949
Net payments for stockholder issuances and buybacks	(790)	(758)

Net cash provided by (used in) financing activities	5,184	(4,724)
Effect of exchange rate on cash	(389)	156

Increase in cash	1,616	2,987
Cash, beginning of period	4,097	3,301

Cash, end of period	$5,713	$6,288

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$830	$610

Income taxes	$1,468	$328

ICF International, Inc. and Subsidiaries

Supplemental Schedule

Revenue by market

	Three Months Ended March 31,
	2012	2011

Energy, environment, and infrastructure	44%	41%
Health, social programs, and consumer/financial	43%	43%
Public safety and defense	13%	16%

Total	100%	100%

Revenue by client

	Three Months Ended March 31,
	2012	2011

U.S. federal government	62%	68%
U.S. state and local government	10%	10%
U.S. commercial	23%	17%
Non-U.S.	5%	5%

Total	100%	100%

Revenue by contract

	Three Months Ended March 31,
	2012	2011

Time-and-materials	50%	51%
Fixed-price	28%	27%
Cost-based	22%	22%

Total	100%	100%